  Exhibit 99.2

Cellular Biomedicine Group Presents First Clinical Data of IIT Phase 1 Trial of C-CAR088, a Novel BCMA CAR-T, at the 61st Annual Meeting of the American Society of Hematology

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Five Patients were included in the analysis; all five patients showed clinical improvement in as early as two weeks

NEW YORK, NY and SHANGHAI, China, December 7th, 2019 – Cellular Biomedicine Group Inc. (NASDAQ: CBMG) (“CBMG” or the “Company”), a biopharmaceutical firm engaged in the drug development of immunotherapies for cancer and stem cell therapies, announced early data from its ongoing investigator initiated trial (“IIT”) at an oral presentation titled “Novel Anti-BCMA CAR-T for Relapsed or Refractory Multiple Myeloma” at the 61st American Society of Hematology (“ASH”) annual meeting on December 7, 2019 in Orlando, Florida.

ABSTRACT DETAILS
C-CAR088 is a novel anti-B-cell maturation antigen (“BCMA”) chimeric antigen receptor T-cell (“CAR-T”) product designed to improve efficacy through increasing the specificity and reducing immunogenicity by fusing a single-chain variable fragment (“scFv”) from high-affinity human monoclonal antibody to a CD3f/4-1BB signaling domain. It can effectively eradicate BCMA positive tumor cells both in vitro and in vivo.

A Phase 1, dose escalation trial is being conducted in patients with relapsed or refractory Multiple Myeloma (“r/r MM”) to assess the safety and efficacy of C-CAR088. As of the end of November the Company has enrolled eleven patients, of which eight were infused with C-CAR088, and five patients were evaluable for clinical response. Three of the five patients were treated with C-CAR088 at the dose of 1.0 x 106 CAR-T cells/kg, and the other two patients treated at 3.0x106 CAR-T cells/kg. All five patients showed clinical improvement as early as two weeks post treatment. By 4 weeks, one patient achieved a complete response (“CR”), three patients reached a very good partial response (“VGPR”), and one patient reached a partial response (“PR”) post C-CAR088 infusion. Furthermore, the Company observed that C-CAR088 proliferation & expansion in the peripheral blood correlated with the decrease of tumor burden in all patients. C-CAR088 treatment showed to be well tolerated. There were no dose-limiting toxicities (“DLTs”). Reversible Grade 1 and Grade 2 Cytokine release syndrome (“CRS”) were observed in four and one patient respectively.

“The early IIT clinical trial results in patients with relapsed and refractory multiple myeloma for C-CAR088 support preclinical findings that C-CAR088 shows promising efficacy and has a manageable safety profile,” stated Dr. Yihong Yao, Chief Scientific Officer of CBMG. Dr. Yao added, ”The very early clinical efficacy signal at low and suboptimal dosing is encouraging and needs to be confirmed by the ongoing clinical trial. We will continue to monitor and evaluate the duration of response (“DOR”) and to further pursue DOR improvement alternatives.”

The complete text of the abstract can be found at https://ash.confex.com/ash/2019/webprogram/Paper125372.html
The full presentation can be found on the company’s website.
The full presentation can be found on the company’s website.

About Multiple Myeloma
Multiple Myeloma, a cancer derived from plasma cells, accounts for 1% of all cancers and approximately 10% of all hematological malignancies[1]. It is estimated that there are 27,800 new cases of MM diagnosed in China each year. With the acceleration of the aging process in China, it is predicted that MM, with a rapid growth in incidence, will become one of the more significant diseases that affect people's health in the country[2]. The American Cancer Society estimates that in the United States, approximately 32,110 new cases of MM (18,130 in men and 13,980 in women) will be diagnosed in 2019[3].
[1] Moreau P et al., Annals of Oncology 24 (Supplement 6): vi133–vi137, 2013
[2] Blood Cancer J. 2014 Aug 15;4:e239. doi: 10.1038/bcj.2014.55
[3] https://www.cancer.org/cancer/multiple-myeloma/about/key-statistics.html

About Cellular Biomedicine Group
Cellular Biomedicine Group, Inc. (NASDAQ: CBMG) develops proprietary cell therapies for the treatment of cancer and degenerative diseases. It conducts immuno-oncology and stem cell clinical trials in China using products from its integrated GMP laboratory. The Company’s GMP facilities in China, consisting of twelve independent cell production lines, are designed and managed according to both China and U.S. GMP standards. Its Shanghai facility includes a “Joint Laboratory of Cell Therapy” with GE Healthcare and a “Joint Cell Therapy Technology Innovation and Application Center” with Thermo Fisher Scientific, which partnerships focus on improving manufacturing processes for cell therapies. CBMG currently has ongoing CAR-T Phase I clinical trials in China. The China NMPA (formerly CFDA) accepted the Company’s IND application for a Phase II trial for AlloJoin®, CBMG’s “Off-the-Shelf” allogenic haMPC therapy for the treatment of Knee Osteoarthritis (KOA), and the Company’s IND application for a Phase II trial for ReJoin® autologous haMPC therapy for the treatment of KOA. CBMG is included in the broad-market Russell 3000® Index and the small-cap Russell 2000® Index, and the Loncar China BioPharma index. To learn more about CBMG, please visit www.cellbiomedgroup.com.

Forward-Looking Statements
Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts and may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include those regarding CBMG’s ability to implement its plans, strategies and objectives for future operations, including regulatory approval of its IND applications, its ability to execute on proposed new products, services or development thereof, results of its clinical research and development, regulatory infrastructure governing cell therapy and cellular biopharmaceuticals, its ability to enter into agreements with any necessary manufacturing, marketing and/or distribution partners for purposes of commercialization, its ability to seek intellectual property rights for its product candidates, competition in the industry in which it operates, overall market conditions, any statements or assumptions underlying any of the foregoing and other risks detailed from time to time in CBMG’s reports filed with the Securities and Exchange Commission, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Forward-looking statements may be identified by terms such as “may,” “will,” “expects,” “plans,” “intends,” “estimates,” “potential,” or “continue,” or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

For more information, please contact:
Company Contact:
Derrick C. Li
Head of Strategy and Investor Relations, CBMG
Phone: 917-717-0994
Email: derrick.li@cellbiomedgroup.com

Investor Contact:
Valter Pinto / Allison Soss
KCSA Strategic Communications
Phone: 212-896-1254 / 212-896-1267
Email: cellbiomed@kcsa.com